Exhibit 10.13

FIRST AMENDMENT TO INDEMNIFICATION AGREEMENT

This FIRST AMENDMENT (the “Amendment”) is entered into as of July 22, 2010 by and between The First Marblehead Corporation, a Delaware corporation (the “Company”), and Daniel Maxwell Meyers (the “Indemnitee”) with regard to that certain Indemnification Agreement dated as of August 18, 2008 by and between the Company and the Indemnitee (the “Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

WITNESSETH

WHEREAS, the Agreement does not expressly restrict the Company from making a “prohibited indemnification payment” as such term is defined in 12 C.F.R. §359.1(l) (a “Prohibited Indemnification Payment”); and

WHEREAS, no insured depository institution or depository institution holding company is permitted to make or agree to make any Prohibited Indemnification Payment, except as provided in 12 C.F.R. §359.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Indemnitee hereby agree to amend certain provisions of the Agreement as follows:

1.             Section 4 of the Agreement is amended, effective as of August 18, 2008, by adding a new subsection (d):

“(d)         Regulatory Prohibition.  The Company and Indemnitee hereby acknowledge and agree that notwithstanding anything to the contrary contained herein, for so long as the Company is a depository institution or depository institution holding company: (i) the Company shall not make or agree to make to Indemnitee any “prohibited indemnification payment” (as that term is defined in 12 C.F.R. § 359.1(l)), except as provided in any provision of 12 C.F.R. § 359 (the “Regulation”) or any regulation adopted by the Federal Deposit Insurance Corporation (or any other federal regulatory agency with responsibility for the application of such regulations) after the date of the Amendment that provides additional or broader exceptions to the definition of “prohibited indemnification payment” or to a similar or successor term within such regulation, and (ii) as used herein, the terms “Indemnifiable Expenses,” “Indemnifiable Liabilities” and “Indemnifiable Amounts” shall exclude any such “prohibited indemnification payment” to the extent required by the Regulation.”

2.             Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

3.             This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed and delivered this First Amendment to the Indemnification Agreement as of the date first above written.

THE FIRST MARBLEHEAD CORPORATION

By:	/s/ Gregory M. Woods
Gregory M. Woods
Managing Director

/s/ Daniel Meyers
Daniel Meyers